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                                                                    EXHIBIT 10.6

                             THIRD AMENDMENT TO THE
             ALLIED WASTE INDUSTRIES, INC. 1991 INCENTIVE STOCK PLAN
                   (AS AMENDED AND RESTATED ON MARCH 29, 2001)

         THIS AMENDMENT, is made and entered into on February 5, 2004, by ALLIED WASTE INDUSTRIES, INC., a Delaware corporation ("Employer").

                                R E C I T A L S:

         1. The Employer maintains the Allied Waste Industries, Inc. 1991 Incentive Stock Plan, as amended and restated effective March 29, 2001 ("Plan"), and as thereafter amended;

         2. The Employer has reserved the right to amend the Plan in whole or in part; and

         3.       The Employer intends to amend the Plan.

THEREFORE, the Employer hereby adopts this Amendment as follows:

                  1. Section 6(c)(iii) of the Plan is hereby amended to read as follows:

                  An Option shall be exercised by delivering notice to the Company's principal office, to the attention of its Secretary, along with the agreement evidencing the Option and payment for shares of Common Stock to be purchased upon the exercise of the Option. The notice must specify the number of shares of Common Stock with respect to which the Option is being exercised and must be signed by the Participant. Payment shall be made either (A) in cash, by certified check, bank cashier's check or wire transfer, (B) subject to the approval of the Committee, in shares of Common Stock owned by the Participant for a period of at least six months prior to the effective date on which the Option is exercised and valued at their Fair Market Value on the effective date of such exercise, (C) subject to the approval of the Committee, in the form of a "cashless exercise" (as described below) or (D) subject to the approval of the Committee, in any combination of the foregoing. Any payment in shares of Common Stock shall be effected by the delivery of such shares to the Secretary of the Company, duly endorsed in blank or accompanied by stock powers duly executed in blank, together with any other documents and evidences as the Secretary of the Company shall require from time to time. The effective date on which an Option is exercised shall be established by the Secretary and shall occur within an administratively reasonable period of time (but no later than five business days) after the Secretary receives the notice, agreement, and payment referred to above. Prior to the exercise date, the Participant may withdraw the notice, in which case the Option will not be exercised.

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                  The cashless exercise of an Option shall be pursuant to
         procedures whereby the Participant, by written notice, irrevocably directs (A) an immediate market sale or margin loan with respect to all or a portion of the shares of Common Stock to which he is entitled upon exercise pursuant to an extension of credit by a brokerage firm or other party (provided that such brokerage firm or other party is not affiliated with the Company) of the exercise price and any tax withholding obligations resulting from such exercise, (B) the delivery of the shares of Common Stock directly from the Company to such brokerage firm or other party, and (C) delivery to the Company from the brokerage firm or other party, from the proceeds of the sale or the margin loan, of an amount sufficient to pay the exercise price and any tax withholding obligations resulting from such exercise.

         2.       The Effective Date of this Amendment shall be February 5,
2004.

         3. Except as amended, all of the terms and conditions of the Plan shall remain in full force and effect.

                                    ALLIED WASTE INDUSTRIES, INC., a
                                       Delaware corporation

                                    By__________________________________________
                                       Steven M. Helm, Senior Vice President and
                                       General Counsel